                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

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                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)*

                         Kosan Biosciences Incorporated
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   50064W 10 7
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   50064W 10 7

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  1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Daniel V. Santi, M.D., Ph.D.
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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [ ]

     (b) [ ]
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  3. SEC Use Only

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  4. Citizenship or Place of Organization  United States

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Number of
Shares          5.   Sole Voting Power  3,853,412
Beneficially    ----------------------------------------------------------------
Owned by
Each            6.   Shared Voting Power  0
Reporting       ----------------------------------------------------------------
Person With
                7.   Sole Dispositive Power  3,853,412
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                8.   Shared Dispositive Power  0
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  9. Aggregate Amount Beneficially Owned by Each Reporting Person  3,853,412
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 10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

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  11. Percent of Class Represented by Amount in Row (11)     15.3%
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  12. Type of Reporting Person (See Instructions)

           IN
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ITEM 1.

      (a)  Name of Issuer

               Kosan Biosciences Incorporated

      (b)  Address of Issuer's Principal Executive Offices

               3832 Bay Center Place
               Hayward, CA  94545

ITEM 2.

      (a)   Name of Person Filing

               Daniel V. Santi, M.D., Ph.D.

      (b)   Address of Principal Business Office or, if none, Residence

               c/o Kosan Biosciences Incorporated
               3832 Bay Center Place
               Hayward, CA  94545

      (c)   Citizenship

               United States

      (d)   Title of Class of Securities

               Common Stock

      (e)   CUSIP Number

               50064W107

ITEM 3.  Not applicable

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owed:   3,853,412

      (b)  Percent of class:     15.3%

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote  3,853,412

           (ii)  Shared power to vote or to direct the vote  0

           (iii) Sole power to dispose or to direct the disposition of 3,853,412

           (iv)  Shared power to dispose or to direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 12, 2002
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                                                    Date

                                    By: /s/ Daniel V. Santi, M.D., Ph.D.
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                                                 Signature

                                    Daniel V. Santi, M.D., Ph.D., Chairman & CEO
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                                                   Name/Title